                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   __________

                                  SCHEDULE 13G
                               (Amendment No. 1)*


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934



                        Newhall Land & Farming Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Depositary Receipts
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   651426108
                         ------------------------------
                                (CUSIP Number)

                                 June 28, 2000
                         ------------------------------
           (Date of event which requires filings of this statement)


* This Schedule 13G filing amends the Schedule 13G filed by Highfields Capital Management LP, Highfields GP LLC, Jonathon Jacobson and Richard Grubman. This
  Schedule 13G is the first filing for Highfields Capital II LP

  ----------------------                               ----------------------
  CUSIP NO.  651426108                13G              Page 2 of 12 Pages
  ----------------------                               ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

          Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,476,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,476,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
          2,476,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

          8.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
          PN
------------------------------------------------------------------------------

  ----------------------                               ----------------------
  CUSIP NO.  651426108                13G              Page 3 of 12 Pages
  ----------------------                               ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

          Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,476,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,476,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
          2,476,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

          8.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
          OO
------------------------------------------------------------------------------

  ----------------------                               ----------------------
  CUSIP NO.  651426108                13G              Page 4 of 12 Pages
  ----------------------                               ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

          United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,476,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,476,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
          2,476,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

          8.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
          IN
------------------------------------------------------------------------------

  ----------------------                               ----------------------
  CUSIP NO.  651426108                13G              Page 5 of 12 Pages
  ----------------------                               ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

          United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,476,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,476,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
          2,476,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

          8.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
          IN
------------------------------------------------------------------------------

  ----------------------                               ----------------------
  CUSIP NO.  651426108                13G              Page 6 of 12 Pages
  ----------------------                               ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Highfileds Capital II LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

          Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,660,698
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,660,698
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
          1,660,698
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

          5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
          PN
------------------------------------------------------------------------------

  ---------------------                                  ---------------------
  CUSIP NO. 651426108                 13G                Page 7 of 12 Pages
  ---------------------                                  ---------------------

Item 1(a).     Name of Issuer:

       Newhall Land & Farming Company
       ------------------------------------------------------------

Item 1(b).     Address of Issuer's Principal Executive Offices:

       23823 Valencia Boulevard, Valencia CA 91355
       ------------------------------------------------------------

Item 2(a).     Name of Person Filing:

       This statement is being filed by the following persons with respect to the depositary receipts of the Issuer directly owned by Highfields Capital I LP and Highfields Capital II LP (collectively, the "Funds"):

       (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

       (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

       (iii)   Jonathon S. Jacobson, a Managing Member of Highfields GP, and

       (iv)    Richard L. Grubman, a Managing Member of Highfields GP.

       This statement is also being filed by Highfields Capital II LP ("HC II") with respect to the depositary receipts of the Issuer directly owned by HC II (which depositary receipts are also included in the filings for Highfields Capital Management, Highfields GP, Jonathon Jacobson and Richard Grubman).

       Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and HC II are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).     Address of Principal Business Office or, if None, Residence:

       Address for Highfields Capital Management, Highfields
       GP, Mr. Jacobson and Mr. Grubman and HC II:
       c/o Highfields Capital Management LP
       200 Clarendon Street
       Boston, Massachusetts 02117
       ------------------------------------------------------------

  ---------------------                                  ---------------------
  CUSIP NO. 651426108                 13G                Page 8 of 12 Pages
  ---------------------                                  ---------------------

Item 2(c).     Citizenship:

       Highfields Capital Management - Delaware
       Highfields GP - Delaware
       Richard L. Grubman - United States
       Jonathon S. Jacobson - United States
       HC II - Delaware
       ------------------------------------------------------------

Item 2(d).     Title of Class of Securities:

      Depositary Receipts
      ------------------------------------------------------------

Item 2(e).     CUSIP Number:

       651426108
       ------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

       (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) [_] Investment company registered under Section 8 of the Investment Company Act.

       (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

       (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

  ---------------------                                  ---------------------
  CUSIP NO. 651426108                 13G                Page 9 of 12 Pages
  ---------------------                                  ---------------------

Item 4.   Ownership.

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(I) For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr.
Grubman:

    (a) Amount beneficially owned:

        2,476,000 Depositary Receipts
        -----------------------------

    (b) Percent of class:

        8.7%
        ------------------------------------------------------------

    (c) Number of shares as to which such person has:

        (i)   Sole power to vote or to direct the vote 2,476,000
                                                       ---------

        (ii)  Shared power to vote or to direct the vote    --0--
                                                         ----------

        (iii) Sole power to dispose or to direct the disposition of 2,476,000
                                                                    ---------

        (iv)  Shared power to dispose or to direct the disposition of   --0--
                                                                      ----------

(II)    For HC II:

    (a) Amount beneficially owned:

        1,660,698 Depositary Receipts
        -----------------------------

    (b) Percent of class:

        5.9%
        ------------------------------------------------------------

    (c) Number of shares as to which such person has:

        (i)   Sole power to vote or to direct the vote 1,660,698
                                                       ---------

        (ii)  Shared power to vote or to direct the vote   --0--
                                                         ----------

        (iii) Sole power to dispose or to direct the disposition of 1,660,698
                                                                    ---------

        (iv)  Shared power to dispose or to direct the disposition of    --0--
                                                                      ----------

  ---------------------                                  ---------------------
  CUSIP NO. 651426108                 13G                Page 10 of 12 Pages
  ---------------------                                  ---------------------

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          The shares to which this filing by Highfields Capital Management (the Investment Manager to each of the Funds), Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. The shares to which this filing by HC II relates are beneficially owned by HC II. Highfields Capital I LP owns less than 5% of the securities of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

  ---------------------                                  ---------------------
  CUSIP NO. 651426108                 13G                Page 11 of 12 Pages
  ---------------------                                  ---------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        July 7, 2000
                              --------------------------------
                                            Date

                              HIGHFIELDS CAPITAL MANAGEMENT LP

                              By: Highfields GP LLC,
                                  its General Partner

                              /s/ KENNETH H. COLBURN
                              -----------------------
                                      Signature

                              Kenneth H. Colburn, Authorized Signatory
                              ----------------------------------------
                                            Name/Title

                              HIGHFIELDS GP LLC

                              /s/ KENNETH H. COLBURN
                              -----------------------
                                      Signature

                              Kenneth H. Colburn, Authorized Signatory
                              ----------------------------------------
                                            Name/Title

                              JONATHON S. JACOBSON

                              /s/ KENNETH H. COLBURN
                              -----------------------
                                      Signature

                              Kenneth H. Colburn, Attorney-in-Fact
                              ------------------------------------
                                            Name/Title

                              RICHARD L. GRUBMAN

                              /s/ KENNETH H. COLBURN
                              -----------------------
                                      Signature

                               Kenneth H. Colburn, Attorney-in-Fact
                               ------------------------------------
                                            Name/Title

  ---------------------                                  ---------------------
  CUSIP NO. 651426108                 13G                Page 12 of 12 Pages
  ---------------------                                  ---------------------

                              HIGHFIELDS CAPITAL II LP

                              By: Highfields Associates, LLC,
                                  its General Partner

                              /s/ KENNETH H. COLBURN
                              -----------------------
                                      Signature

                              Kenneth H. Colburn, Authorized Signatory
                              ----------------------------------------
                                            Name/Title